                                                              Exhibit (p)(1)

                                  As adopted by LBRC and LBSC April 16, 2001
                             As adopted by Mutual Fund Boards March 10, 2001
                                              As adopted by LB March 7, 2001

                                CODE OF ETHICS
                             Lutheran Brotherhood
                       Lutheran Brotherhood Research Corp.
                      Lutheran Brotherhood Securities Corp.
                    The Lutheran Brotherhood Family of Funds
                             LB Series Fund, Inc.

                               I.  BACKGROUND

Certain laws and rules must be complied with in connection with the personal securities investment activity of officers, directors and employees of a registered investment company and each adviser of and principal underwriter for the investment company. This Code of Ethics (the "Code") has been adopted by Lutheran Brotherhood and Lutheran Brotherhood Research Corp. (each an "Adviser" and collectively, the "Advisers"), Lutheran Brotherhood Securities Corp. (as an Adviser and as the "Principal Underwriter"), and The Lutheran Brotherhood Family of Funds and LB Series Fund, Inc. (each a "Fund" and collectively, the "Funds") effective as of April 1, 2001, as amended, pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended.

A.  Investment Company Act of 1940

    1.  Unlawful Actions.

        In response to the authority granted to it pursuant to Section 17(j) of the Investment Company Act of 1940 (the "Act"), the Securities Exchange Commission adopted rule 17j-1 in 1980 and revised it substantially in 1999 (the "Rule"). Section (b) of the Rule defines the following activity as illegal ("Unlawful Actions"):

           Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

           (1) To employ any device, scheme or artifice to defraud the Fund;

           (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

           (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

           (4) To engage in any manipulative practice with respect to the Fund.

    2.  Unlawful Action Definitions.

        a. "Purchase or sale" of a Covered Security means the purchase, sale, other acquisition or disposition of a Covered Security, including, among other things, the writing of an option to purchase or sell a Covered Security. Purchase or sale as so defined is sometimes hereafter referred to as a "transaction" in a Covered Security.

        b.  "Security Held or to be Acquired" by a Fund is defined as:

            (i) Any Covered Security which, within the most recent 15 days:

                   (A)  Is or has been held by the Fund; or

                   (B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

            (ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered
                   Security. . . .

        c. "Covered Security" means any "security" as defined in Section 2(a)(36) of the Act and includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include:

            (i)   Direct obligations of the Government of the United States;

            (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

            (iii) Shares issued by open-end funds.

    3.  Code of Ethics.

        The Rule further requires adoption of a code of ethics by the Funds, the Advisers and the Principal Underwriter, approved by the Boards of Directors of the Funds, containing procedures reasonably necessary to prevent its Access Persons from engaging in any Unlawful Action.

        The provisions of the Code of Ethics of T. Rowe Price International, Inc. ("T. Rowe Price") dated August 9, 2000 (the "T. Rowe Price Code") are hereby incorporated by reference into this Code and are applicable to the directors or officers of T. Rowe Price, employees of T. Rowe Price (or any company in a control relationship with T. Rowe Price) or other natural persons in a control relationship with
        T. Rowe Price, in each case who are "access persons" (as defined in the Rule) of a Fund. A violation of the T. Rowe Price Code by any such access persons shall also constitute a violation of this Code.

B.  Other Securities Laws

    Abusive personal investment activities by fund access persons are prohibited not only by section 17(j) of the Act and the Rule, but also by other provisions of the federal securities laws. A fund manager who engages in Front Running (as hereinafter defined) or makes investment decisions for a Fund with the intent to benefit personally, for example, would, in addition to violating section 17(j) and the Rule, violate the antifraud provisions of section 17(a) of the Securities Act of 1933 (the "Securities Act") and section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and rule 10b-5 under the Exchange Act. If a Fund and its portfolio manager purchase or sell securities in the same company, the portfolio manager may have engaged in a "joint transaction" with the fund in violation of section 17(d) of the Act and rule 17d-1 under the Act. If a portfolio manager causes a fund to purchase particular securities in exchange for any compensation (in the form of securities, private investment opportunities, favorable trading terms, or other similar benefits), the manager would violate section 17(e) of the Act, which prohibits any portfolio manager or other fund insider, acting as agent, from receiving compensation from outside sources in exchange for the purchase or sale of any property to or from an investment company.

    Like the provisions of the Act, the Exchange Act, and the Securities Act, described above, certain provisions of the Investment Advisers Act of 1940 (the "Advisers Act") apply to portfolio managers' personal investment activities. An investment adviser whose portfolio manager or other employees engage in abusive investing, for instance, would violate section 206 of the Advisers Act, which prohibits investment advisers from engaging in certain fraudulent conduct and imposes a strict fiduciary duty on all advisers.

    Penalties for violation of these laws can be severe and extend to the related Lutheran Brotherhood entities and their officers and directors as well as to the individual.

                II.  REPORTING REQUIREMENTS FOR ACCESS PERSONS

A.  Access Person Defined

    1.  "Access Person" shall mean

        a. any officer, director or trustee of a Fund or Adviser, provided, however, that directors and officers of Lutheran Brotherhood who are not also directors or officers of Lutheran Brotherhood Research Corp. or the Funds are "Access Persons" only if such officer or director, with respect to any Fund, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions or duties in the ordinary course of business relate to making of any recommendation to a Fund regarding the purchase or sale of Covered Securities;

        b. any employee of a Fund or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales;

        c. any director or officer of the Principal Underwriter; provided, however, that directors and officers of the Principal Underwriter who are not also directors or officers of Lutheran Brotherhood Research Corp. are "Access Persons" only if such officer or director, with respect to any Fund, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions or duties in the ordinary course of business relate to making of any recommendation to a Fund regarding the purchase or sale of Covered Securities; and

        d. any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by a Fund.

        Note: Each Access Person must be notified that he or she is such and is therefore subject to the reporting requirements. In addition to Advisory Persons, Investment Personnel and Portfolio Managers, who have certain restrictions on personal securities trades, this category covers the officers and directors of Lutheran Brotherhood Research Corp.

B.  Reporting Requirements for Access Persons.

    1.  Reporting Upon Becoming Access Person.

        No later than 10 days after the person becomes an Access Person, whether through outside hiring or internal transfer, every Access Person shall report to the Fund the following information:

        a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

        b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

        c.  The date the report is submitted by the Access Person.

    2.  Individual Transaction Reports.

        No later than ten days following the purchase or sale of a Covered Security, every Access Person shall report to the Funds any transaction in a Covered Security in which he or she has, or by reason of such transaction has acquired or sold, any direct or indirect Beneficial Ownership in the Covered Security.

        Reports required by this section shall state:

        a.  The title and amount of the Covered Security involved;

        b. The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

        c.  The price at which the transaction was effected;

        d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

        e.  The date such report is submitted.

        The report may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the access person making the report has any direct or indirect Beneficial Ownership in the Covered Security.

        All Access Persons (other than the Independent Directors) shall direct the brokers or dealers effecting their personal securities transactions to supply to a designated compliance official of the Fund or Adviser duplicate copies of trade confirmations and copies of periodic account statements.

    3.  Quarterly Transaction Reports.

        No later than 10 days after the end of each calendar quarter, every Access Person shall report to the Funds the following information:

        a. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

            i. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

            ii. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

            iii. The price of the Covered Security at which the transaction was effected;

            iv. The name of the broker, dealer or bank with or through which transaction was effected; and

            v.   The date that the report is submitted by the Access Person.

        b. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

            i. The name of the broker, dealer or bank with whom the Access Person established the account;

            ii.  The date the account was established; and

            iii. The date the report is submitted by the Access Person.

    4.  Annual Holdings Reports and Certifications.

        Annually, every Access Person (other than the Independent Directors) shall report and certify to the Fund, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

        a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

        b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

        c. Certification that he or she has (i) read and understands this Code and recognizes that he or she is subject to the Code and
            (ii) complied with all requirements of the Code to which he or she is subject and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and

        d.  The date that the reports is submitted by the Access Person.

    5.  Exceptions to Reporting Requirements.

        a. A person need not make a report under this Section II.B with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

        b. A Independent Director who would be required to make a report solely by reason of being a Fund director, need not make:

            i. An initial holdings report under Section II.B.1, individual transaction reports under Section II.B.2, or an annual holdings report under Section II.B.4; and

            ii. A quarterly transaction report under Section II.B.3, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director should have known, that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

    6.  Reports of Violations.

        Every Access Person aware of any violation of this Code shall report the violation to the Compliance Committee in an expedient fashion.

                        III.  PERSONAL TRADING RULES

A.  Advisory Persons

    1.  Advisory Person Defined.

        "Advisory Person" shall mean any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales;

        Note: All persons located within the Securities Department of the Investment Division of Lutheran Brotherhood, members of the Mutual Fund Accounting Department who are involved in pricing, members of the Law Division who support the Investment Division, and other members of the Portfolio Compliance Committee are deemed to be "Advisory Persons". Each Advisory Person shall be notified that he or she is such and is therefore subject to the personal trading rules.

    2.  Advisory Person Rules and Procedures

        a.  Pre-Clearance.

            No Advisory Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership (as hereinafter defined) without the prior approval of the Portfolio Compliance Committee ("Compliance Committee") or its designee (together, "Compliance") to pre-clear transactions; provided, however, that:

            i. No person shall be required to pre-clear a transaction (i) effected for any account over which such person has no direct or indirect influence or control.

            ii. Pre-clearance is not required by a director of one or both of the Funds who is not an "interested Person" of the Fund within the meaning of the Act (the "Independent Directors" of the Funds).

        b.  Beneficial Ownership Defined.

            "Beneficial Ownership" means an individual's direct or indirect pecuniary interest in a Covered Security, and shall include, but not be limited to:

            i.   Securities held in his or her name;

            ii. Securities held by members of a person's immediate family sharing the same household ("Residential Family Member");

            iii. A general partner's interest in the portfolio of securities held by a general or limited partnership;

            iv. Securities held by a trust of which the person is a beneficiary where a trustee, other than the person, does not exercise exclusive investment control;

            v. Securities held by an investment club of which the person is a member and in which he or she has a direct or indirect pecuniary interest;

            vi. Securities held by an entity (including without limitation corporations, trusts and partnerships) or other person (such as acting as guardian or conservator) if the person has authority over the investment decisions for such entity or person.

        c. Investments in Covered Securities Under Active Consideration Prohibited.

            Front-Running (generally defined as the purchase or sale of a security by an Advisory Person in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage or avoid changes in market prices effected by the client's transactions) is illegal and is prohibited. No Advisory Person will be granted pre-clearance for the purchase or sale of any Covered Security on a day that any Fund or Adviser has a pending "buy" or "sell" order in the same Covered Security until the order is withdrawn or executed.

    3. Transaction Exempt from the Pre-Clearance Rules. All transactions in a Covered Security must receive prior clearance except the following:

        a. Unit Investment Trusts. Purchases and sales of shares in a unit investment trust registered under the Act.

        b. Futures. Exchange-traded financial futures, stock index futures, currency futures, commodity futures.

        c. Stock Index Funds. Interests in a broad-based, publicly traded market basket or index of stocks, approved for trading by the Compliance Committee.

        d. Government Debt. Debt guaranteed by the United States government.

        e. Governmental Agencies. Debt issued by an enterprise sponsored by the United States government.

        f. Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

        g. Tenders. Purchases and sales of securities pursuant to a tender offer.

        h. Payroll Deduction Plans. Purchases by an employee's spouse or another Residential Family Member pursuant to a payroll deduction plan, provided the Portfolio Compliance Committee has been previously notified by the employee that the spouse will be participating in the payroll deduction plan.

        i. Exercise of Stock Option of Corporate Employer by Spouse. Purchases as part of the exercise by an employee's spouse or another Residential Family Member of a stock option issued by the corporation employing the spouse.

        j. Dividend Reinvestment Plans. Purchases effected through an established Dividend Reinvestment Plan ("DRP"), provided that the Compliance Committee is first notified by the employee that he or she will be participating in the DRP. An employee's purchase of shares of the issuer to initiate participation in the DRP or an employee's purchase of share in addition to those purchased with dividends must receive prior clearance.

        k. Systematic Investment Plans. Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided the Portfolio Compliance Committee has been previously notified by the employee that he or she will be participating in the plan. An employee's purchase of securities of the issuer to initiate participation in the plan must receive prior clearance.

        l. Inheritances. The acquisition of securities through inheritance.

        m. Gifts. The receipt of a Covered Security as a gift or the making of gift of a Covered Security to a charitable organization described in Section 501(c) of the Internal Revenue Code.

        n. Other. Other securities expressly exempted from pre-clearance hereunder.

        Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section II.B.

    4.  Procedures for Obtaining Pre-Clearance.

        a. An Advisory Person requesting pre-clearance must complete Part IA of the Pre-Clearance Form attached hereto as Exhibit A (the "Pre-Clearance Form"). The Pre-Clearance Form shall be submitted to Compliance.

        b. Compliance will determine and record on the Pre-Clearance Form whether the request was approved or disapproved, the date and time of the approval or disapproval, the reason for any disapproval, and whether any approval was granted pursuant to an exception. Reasons for disapproval include, without limitation, a pending order for purchase or sale of a Covered Security by or on behalf of an Adviser or Fund, any "black-out" period applicable to Portfolio Managers, and restrictions on trading any Covered Security on the Restricted List (as hereinafter defined).

        c. Pre-clearance shall be valid for two (2) days, including the day given. Upon completion of the transaction, the Advisory Person shall complete Part IB, execute Part IV and return the Pre-Clearance Form to Compliance.

    5.  Procedures for Pre-Clearance of Limit Orders.

        No Advisory Person shall, directly or indirectly, place a limit order on a Covered Security without first obtaining pre-clearance. Such pre-clearance shall be valid for two (2) days, including the day given.

    6.  Procedures for Options.

        The purchase or sale of an option on stocks by an Advisory Person must be pre-cleared. The exercise of an option to buy or sell the underlying stock does not require pre-clearance.

    7.  Initial Public Offerings Prohibited.

        No Advisory Person shall purchase, directly or indirectly, in an Initial Public Offering any Covered Security in which he or she has, or by reason of such transaction would acquire, a Beneficial Ownership. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

    8.  Limited Offering Rules.

        a. No Advisory Person shall purchase, directly or indirectly, in a Limited Offering any Covered Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership without the prior written approval of Compliance. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 thereunder.

        b. If such a purchase is made, the Advisory Person must disclose thereafter his or her position in the issuer of the Covered Security whenever he or she is involved to any material extent in any subsequent consideration of the securities of such issuer by or on behalf of a Fund, and the determination of whether to make such investment must be made or reviewed by Investment Personnel having no personal interest in the issuer.

    9. Reporting Obligations. All Advisory Persons are subject to the reporting requirements set forth in Section II.B. of this Code.

B.  Investment Personnel

    1.  Investment Personnel Defined.

        "Investment Personnel" means (i) any Advisory Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

        Note: All Portfolio Managers, Associate Portfolio Managers, traders and employees in the Equity Research and Credit Research areas, and their direct or indirect supervisors in the Investment Division are deemed to be Investment Personnel.

    2.  Investment Personnel Rules and Procedures.

        The following rules and procedures must be complied with in addition to those pertaining to all Advisory Persons.

        a.  60-Day Holding Period

            No Investment Personnel shall profit, directly or indirectly, from the purchase and sale or sale and purchase of the same or equivalent Covered Security within any 60 calendar-day period. In the event of such transactions by an Investment Personnel within the prescribed period, the later transaction shall, if practicable, be rescinded or, if rescission shall not be practicable, any profits realized on the transactions shall be forfeited to a charitable organization selected by the Fund.

        Note: The 60-day rule covers "equivalent" securities; therefore, the rule would prohibit options transactions on or short sales of a security within 60 days of its purchase.

        Note: The 60-day rule is applied on a "last in - first out" basis. For example, if Investment Personnel purchases ABC stock on January 1, 1999, and makes a subsequent purchase of ABC stock on December 1, 2000, he or she may not sell any shares of ABC stock until January 31, 2001. The "clock" restarts each time a trade is made in the security.

        b. Exceptions to the 60-Day Holding Period. All transactions in a Covered Security by Investment Personnel are subject to the 60-day holding period, except:

            i. In cases of immediate and heavy financial need where funds are not readily available from other sources, Investment Personnel may request approval for the sale of Covered Securities from the Compliance Committee. The request must be in writing and set forth the circumstances of the request, and must not exceed the amount needed to meet the financial hardship, including anticipated income taxes.
                 The Compliance Committee has the right to deny the request.

            ii. Securities obtained in a transaction exempt from pre-clearance by Access Persons (See Section II.A.3 of this
                 Code).

            iii. Up to $20,000 per Covered Security per calendar month in the actively traded securities of an issuer with a market capitalization of $8 billion or more ("Large Company Securities"); provided that such sale shall not violate
                 Section III of this Code.

            iv. Per calendar month, the greater of five option contracts or sufficient option contracts to control $20,000 in the underlying Large Company Security.

C.  Portfolio Managers

    1.  Portfolio Manager Defined.

        "Portfolio Manager" shall mean any Investment Personnel entrusted with the direct responsibility and authority to make investment decisions affecting the Fund. The definition includes the direct and indirect supervisors of portfolio managers within the Investment Division.

    2.  Portfolio Manager Rules and Procedures.

        The following rules and procedures must be complied with in addition to those pertaining to Advisory Persons and Investment Personnel.

        a.  Seven Calendar Day Rule.

            No Portfolio Manager shall purchase or sell any Covered Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership in any Covered Security within a period of seven (7) calendar days before or after any transaction in such Covered Security by or on behalf of a portfolio or series which he or she manages. In the event of such purchase or sale by the portfolio manager within the prescribed period, the purchase or sale shall, if practicable, be rescinded or, if rescission shall not be practicable, any profits realized on such purchase or sale shall be forfeited to the Fund.

        b. Exceptions to Seven Calendar Day Rule. The following securities are exempt from the Seven Calendar Day Rule:

            i. Securities exempt from pre-clearance by Advisory Persons (See Section III.A.3 of this Code).

            ii. Up to $20,000 per Covered Security per calendar month in the actively traded securities of an issuer with a market capitalization of $8 billion or more ("Large Company Securities"); provided that such sale shall not violate
                 Section IV of this Code.

            iii. Per calendar month, the greater of five option contracts or sufficient option contracts to control $20,000 in the underlying Large Company Security.

            iv. Purchase or sale of Covered Securities by a person who is a Portfolio Manager solely as a result of being the direct or indirect supervisor of a portfolio manager within a period of seven (7) calendar days before any transaction in such Covered Security by or on behalf of a portfolio or series by a portfolio manager he or she directly or indirectly supervises, provided that, such person is unaware that such Covered Security is under consideration by the portfolio manager.

            v. Purchase or sale of a Covered Security by a Portfolio Manager within a period of seven (7) calendar days before any transaction in such Covered Security by or on behalf of a portfolio managed by such Portfolio Manager, provided that, the Portfolio Manager certifies that the transaction on behalf of the managed portfolio was in the best interests of the portfolio and the personal transaction was not in contemplation of the portfolio transaction, and that the Portfolio Manager shall forfeit any profit on a sale of a Covered Security within such seven-day period.

                       IV.  PROHIBITED BUSINESS CONDUCT

A.  In General.

    1. All Access Persons are hereby prohibited from engaging in any Unlawful Action.

    2. In furtherance of the purpose of this Code, all Access Persons in executing personal securities transactions should at all times

        a.  Place the interests of the Funds and other clients first;

        b.  Avoid any actual or potential conflict of interest

        c.  Not  abuse their positions of trust and responsibilities; and

        d.  Not otherwise take inappropriate advantage of their positions.

    3. Advisory Persons are cautioned that pre-clearance or exemption of a transaction under Section III is not a "safe harbor" and does not shield the individual in the event he or she otherwise violates applicable securities laws or regulations.

B.  Non-Public Information.

    1.  No Access Person shall, either directly or indirectly:

        a. Engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Fund or Adviser.

        b. Communicate non-public information about security transactions of an Adviser or Fund whether current or prospective, to anyone unless necessary as part of the regular course of the Fund's business. Non-public information regarding particular securities must not be given to anyone who is not an officer or director of the Fund or the Adviser without prior approval of the President of the Fund or the President of the Adviser.

    2. Upon receipt of non-public information involving company that is subject to the reporting obligations of Section 12 or 15 of the Securities Exchange Act of 1934 Act, an Access Person shall notify Compliance, which shall maintain and provide each Access Person with a list of all such companies (the "Restricted List"). No Access Person, Adviser or Fund shall purchase or sell securities of any company on the Restricted List.

C.  Conflicts of Interest.

    1. No Access Person shall accept a gift, favor, or service of more than a de minimis value from any person or company, which, to the actual knowledge of such access person, does business or is seeking to do business with any Fund or Adviser.

    2. No Access Person shall buy or sell any security or other property from or to a Client, provided that this item shall not be construed to prohibit a person from being a shareholder of a Client or the contract owner of a variable annuity, life insurance or any other product which is funded or issued by a Client.

    3. No Investment Personnel shall serve on the board of directors of any company that is subject to the reporting obligations of Section 12 or 15 of the Securities Exchange Act of 1934 Act, absent prior authorization from the President of the Fund based upon a determination that the board service would be consistent with the interests of the Adviser's Clients.

                      V.  ADMINISTRATION OF CODE OF ETHICS

A.  Procedures.

    The Compliance Committee shall use reasonable diligence and institute procedures necessary to prevent violations of the Code.

B.  Reporting.

    No less frequently than annually, the Compliance Committee shall furnish to the board of directors, and the boards of directors of each Fund and Adviser must consider, a written report that:

    1. Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

    2. Certifies that the Fund or Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

C.  Recordkeeping Requirements.

    1. Each Fund and Adviser must, at its principal place of business, maintain records in the manner and to the extent set out in this
        Section V.C.1, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

        a. A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

        b. A record of any violation of the code of ethics, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

        c.  A copy of each report made by an Access Person as required by
            Section II.B, including broker confirmations, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place;

        d. A record of all persons, currently or within the past five years, who are or were required to make reports under Section II.B., or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place; and

        e. A copy of each report required by Section V.B must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

    2. Each Fund and each Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Limited Offerings pursuant to Section III.A.8.

D.  Sanctions

    Upon learning of a violation of this Code, the Compliance Committee Adviser may impose any sanction as it deems appropriate under the circumstances, including, but not limited to, letters of reprimand, suspension of employment, or termination of employment.


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